Exhibit 3.3

CERTIFICATE SETTING FORTH RESOLUTIONS

ELIMINATING CLASS 2, SERIES A, $1.35 PREFERRED STOCK

ADOPTED BY

THE BOARD OF DIRECTORS

OF

CSS INDUSTRIES, INC.

(In accordance with Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the President and Secretary, respectively, of CSS Industries, Inc., a Delaware corporation (the “Company”), organized under the name “City Stores Company”, and existing under the laws of the State of Delaware, do hereby certify:

FIRST: At a meeting of the Board of Directors of the Company duly convened and held on September 24, 1991, the Board adopted resolutions (the “Resolutions”) which have the effect of eliminating from the Restated Certificate of Incorporation of the Company all references to previously authorized Class 2, Series A, $1.35 Preferred Stock, as set forth in a “Certificate of Designation, Preferences and Rights of Class 2, Series A, $1.35 Preferred Stock of CSS Industries, Inc.” filed with the Secretary of State of Delaware on August 14, 1986.

SECOND: The text of the Resolutions is as follows:

RESOLVED, that none of the shares of the series of preferred stock of the Company known as “Class 2, Series A, $1.35 Preferred Stock”, par value $.01 per share, are presently outstanding and none of such shares will be issued in the future, and be it further

RESOLVED, that all references to such series (which are included in the “Class 2 Preferred Stock” provided for in the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 5, 1990) shall be eliminated from the Restated Certificate of Incorporation of the Company, and be it further

RESOLVED, that the officers of the Company be, and each of them severally hereby is, authorized to execute and file with the appropriate public offices such certificates and other documents, and to take such other action, as any of them may deem necessary or appropriate to carry out the intent of the foregoing resolution.

IN WITNESS WHEREOF, we have signed this Certificate this 24th day of September, 1991.

/s/ Jack Farber

Jack Farber, President

ATTEST:
/s/ Stephen V. Dubin

Stephen V. Dubin, Secretary